                                                                    EXHIBIT 4.21

                                                                 Draft of 4/4/94

                             CAPITAL LOAN AGREEMENT

          CAPITAL LOAN AGREEMENT, dated as of April __, 1994, between Enserch Preferred Capital, Inc., a Delaware corporation ("Enserch Preferred"), and Enserch Capital L.L.C., a Delaware limited liability company with limited life ("Capital").

          WHEREAS, Capital intends to issue its common limited liability company interests (the "Common Securities") to ENSERCH Corporation, a Delaware corporation ("ENSERCH"), and Enserch Preferred, and receive related capital contributions, in an aggregate amount of $________ (the "Common Security Payments") and to issue and sell ________ preferred limited liability company interests of a series designated the ___% Cumulative Monthly Income Preferred Securities, Series A (the "Preferred Securities"), with a liquidation preference equal to $25 per Preferred Security (the "Liquidation Preference");


          WHEREAS, ENSERCH is guaranteeing the payment of dividends on the Preferred Securities if and when declared to the extent that there are sufficient funds legally available therefor, the Redemption Price (as defined in the Guarantee Agreement) and the Liquidation Distribution (as defined in the Guarantee Agreement) on the Preferred Securities all to the extent set forth in the Preferred Securities Payment and Guarantee Agreement, dated as of the date hereof (the "Guarantee Agreement");

          WHEREAS, simultaneously with the execution of this agreement, ENSERCH is entering into a loan agreement (the "Reloan Agreement") with Enserch Preferred pursuant to which Enserch Preferred will make a loan to ENSERCH of the proceeds of the Loans made pursuant to this Loan Agreement;

          WHEREAS, Enserch Preferred has asked Capital to make a loan to Enserch Preferred in an aggregate principal amount equal to the sum of the aggregate Common Security Payments and the aggregate Liquidation Preference of the Preferred Securities issued and sold by Capital;

          WHEREAS, ENSERCH has agreed to guarantee the payment of principal and interest on the aforementioned loans to Enserch Preferred to the extent set forth in the Loan Payment and Guarantee Agreement dated as of the date hereof (the "Loan Guarantee Agreement"); and

          WHEREAS, Capital is willing to make the aforementioned loans to Enserch Preferred, on the terms and conditions hereinafter stated.

          NOW THEREFORE, Enserch Preferred and Capital hereby agree as follows:


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                                   ARTICLE I.

                                   THE LOANS
                                   ---------

          Section 1.01.  The Loans.  Subject to the terms and conditions herein,
                         ---------
Capital agrees to make loans to Enserch Preferred on the date hereof in an aggregate principal amount of $____________ in next day funds. Such loans shall be referred to herein as the "Loans".

          Section 1.02.  Term of the Loans; Mandatory Prepayment.  (a)  If
                         ---------------------------------------
Capital redeems Preferred Securities in accordance with the terms thereof, the Loans shall become due and payable in a principal amount equal to the aggregate stated Liquidation Preference of the Preferred Securities so redeemed, together with any and all accrued interest thereon. Any payment pursuant to this Section 1.02(a) shall be made in next day funds prior to 12:00 noon, New York time, on the date fixed for such redemption or at such other time on such earlier date as Capital and Enserch Preferred shall agree.

          (b) The entire principal amount of the Loans shall become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined below), if any, on the earliest of (i) April 30, 2024 or (ii) the date upon which Enserch Preferred or ENSERCH is dissolved, wound-up or liquidated or the date upon which Capital is dissolved, wound-up or terminated.

          Section 1.03.  Optional Prepayment.  Enserch Preferred shall have the
                         -------------------
right to prepay the Loans, without premium or penalty:

          (i) in whole or in part (together with any accrued but unpaid interest, including Additional Interest, if any, on the portion being prepaid) at any time on or after April 30, 1999; and

          (ii) in whole (together with all accrued and unpaid interest, including Additional Interest thereon) at any time if Capital is or would be required to pay any Additional Amounts (as defined herein) in respect of the Preferred Securities or in part (together with all accrued and unpaid interest, including Additional Interest on the portion being prepaid) at any time if Capital is or would be required to pay Additional Amounts with respect to only a portion of the Preferred Securities, provided that if a partial prepayment would, through the corresponding partial redemption required under the terms of the Preferred Securities, result in a delisting of the Preferred Securities, Enserch Preferred may only prepay the Loans in whole.

                                       2
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                                  ARTICLE II.

                                   INTEREST
                                   --------

          Section 2.01.  Interest on the Loans. The Loans shall bear interest
                         ---------------------
(including Additional Interest, if any) at an annual rate equal to __% from the date they are made until maturity. Such interest shall be payable on the last day of each calendar month of each year, commencing April 30, 1994. Interest shall be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full month, shall be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Loans is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

          Section 2.02.  Additional Interest.  If at any time Capital shall be
                         -------------------
required to pay any additional amounts ("Additional Amounts") in respect of the Preferred Securities pursuant to the terms thereof, then Enserch Preferred will pay as interest ("Additional Interest") an amount equal to such Additional Amounts. Furthermore, if at any time after April __, 1994, Capital shall be required to pay, with respect to its income derived from the interest payments on the Loans, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States, or any other taxing authority, then, in any such case, Enserch Preferred will pay as Additional Interest such additional amounts as may be necessary in order that the net amounts received and retained by Capital after the payment of such taxes, duties, assessments or governmental charges shall result in Capital's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges.

          Section 2.03.  Extension of Interest Payment Period.  Notwithstanding
                         ------------------------------------
the provisions of Section 2.01, Enserch Preferred, acting jointly with ENSERCH under the Reloan Agreement, shall have the right at any time during the term of the Loans, so long as Enserch Preferred is not in default in the payment of interest on the Loans, to extend the interest payment period to up to 60 months to the same extent that ENSERCH extends such interest payment period under the Reloan Agreement, at the end of which period Enserch Preferred shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Loans to the extent permitted by applicable law); and provided that,

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during any such extended interest payment period, Enserch Preferred shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing. Prior to the termination of any such extended interest payment period, Enserch Preferred, acting jointly with ENSERCH under the Reloan Agreement, may further extend the interest payment period, provided that such extended interest payment period together with all such further extensions thereof may not exceed 60 months. Enserch Preferred shall give Capital notice of its selection of such extended interest payment period one Business Day prior to the earlier of (i) the date Capital declares the related dividend or (ii) the date Capital is required to give notice of the record or payment date of such related dividend to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities, but in any event not less than two Business Days prior to such record date. Enserch Preferred shall cause Capital to give such notice of Enserch Preferred's selection of such extended interest payment period to the holders of the Preferred Securities.

                                  ARTICLE III.

                                    PAYMENTS
                                    --------

          Section 3.01.  Method and Date of Payment.  Each payment by Enserch
                         --------------------------
Preferred of principal and interest (including Additional Interest, if any) on the Loans shall be made to Capital in lawful money of the United States, in next day funds for principal payments and in same day funds for interest payments, at such place and to such account as may be designated by Capital.

          Section 3.02.  Set-off.  Notwithstanding anything to the contrary
                         -------
herein, Enserch Preferred shall have the right to set-off any payment it is otherwise required to make hereunder with and to the extent ENSERCH has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee Agreement or the Loan Guarantee Agreement.

                                  ARTICLE IV.

                                 SUBORDINATION
                                 -------------

          Section 4.01.  Subordination.  Enserch Preferred and Capital covenant
                         -------------
and agree, and the holders of the Preferred Securities (and any trustee appointed by such holders) by their acceptance of such Preferred Securities likewise agree, that the Loans are subordinate and junior in right of payment to all Senior Indebtedness as provided herein. The term "Senior Indebtedness" shall mean the principal, premium, if any, and interest on (i) all indebtedness of Enserch Preferred, whether outstanding on the date hereof or hereafter created, incurred or assumed, which is for

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money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities, (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which Enserch Preferred is responsible or liable (directly or indirectly, contingently or non-contingently) as guarantor or otherwise, (iii) any indebtedness secured by a lien upon property owned by Enserch Preferred and upon which indebtedness Enserch Preferred customarily pays interest, even though Enserch Preferred has not assumed or become liable for the payment of such indebtedness and (iv) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the Loans. Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of (i) any amendment, modification or waiver of any term of the Senior Indebtedness extension or renewal of the Senior Indebtedness, (ii) any exchange or release of, or non-perfection of any lien on or security interest in, any collateral, or any release from, amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness, (iii) any other circumstance which might otherwise constitute a defense available to or discharge of Capital to the holders of the Preferred Securities (or any trustee appointed by such holders) in respect of the provisions of this Section 4.01, or (iv) any act or failure to act on the part of Enserch Preferred or by any act or failure to act, in good faith, by any holder of Senior Indebtedness, or by any noncompliance by Enserch Preferred with the terms of this Agreement, regardless of any knowledge thereof which any person may have or be otherwise charged with.

          Upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise (including all installments of principal and interest), all Senior Indebtedness then due and owing shall first be paid in full, or such payment duly provided for in cash (or in securities or other property satisfactory to all of the holders of such Senior Indebtedness), before any payment is made on account of the Loans.

          In the event that (i) Enserch Preferred shall default in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the Loans or interest

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thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Loans. Enserch Preferred will give prompt written notice to ENSERCH and Capital of any default in the payment of any Senior Indebtedness and of any dissolution, winding up or reorganization of Enserch Preferred.

          In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, composition or other similar proceeding relating to Enserch Preferred or its property or for the benefit of its creditors, (ii) any proceeding for the liquidation, dissolution or other winding up of Enserch Preferred, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by Enserch Preferred for the benefit of creditors, or (iv) any other marshalling of the assets of Enserch Preferred, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on the Loans. Any payment or distribution, whether in cash, securities or other property, which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Loans (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Enserch Preferred being subordinated to the payment of the Loans) shall be paid or delivered directly to the holders of Senior Indebtedness or to their representative, or to the trustee under the indenture or agreement (if any) pursuant to which such Senior Indebtedness may have been issued, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Loans by any act or failure to act on the part of Enserch Preferred.

          Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, Capital shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the Loans shall have been paid in full, and such payments or distributions of cash, securities or other property received by Capital, by reason of such subrogation, which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between Enserch Preferred and its creditors other than the holders of Senior Indebtedness, on the one hand, and Capital, on the other, be deemed to be a payment by Enserch Preferred on account of Senior Indebtedness, and not on account of the Loans.

          In the event that notwithstanding the provisions of this Section 4.01 Enserch Preferred shall make any payment on the Loans to Capital or Capital receives any payment or distribution of assets of Enserch Preferred (other than securities of Enserch Preferred or any other corporation provided for by a plan of reorganization, the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Loans, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization), at any time before all Senior Indebtedness is paid in full, then such payment shall be held by Capital, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, in accordance with the priorities then existing among such holders, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          Section 5.01.  Representations and Warranties. Enserch Preferred
                         ------------------------------
represents and warrants to Capital that:

          (a) Good Standing. Enserch Preferred is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as now being conducted.

          (b) Power and Authority. Enserch Preferred has full power and authority to enter into this Agreement and to incur and perform the obligations provided for herein, all of which have been duly authorized by all proper and necessary action.

          (c) No Conflict. The execution and delivery of this Agreement and the performance by Enserch Preferred of all its obligations hereunder will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Enserch Preferred is a party or by which Enserch Preferred is bound or subject, nor will this Agreement result in a violation of the provisions of Enserch Preferred's Certificate of Incorporation, as amended, or by-laws.

          (d) Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Enserch Preferred enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                                  ARTICLE VI.

                                   COVENANTS
                                   ---------


          Section 6.01.  Covenants.  (a)  Enserch Preferred agrees that it shall
                         ---------
not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing, if at such time (a) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default hereunder or (b) ENSERCH shall be in default with respect to its payment or other obligations under the Guarantee Agreement or the Loan Guarantee Agreement, (ii) to maintain direct ownership of the Common Securities held by it, (iii) not to voluntarily dissolve, wind-up or terminate Capital, (iv) to remain the Class B Member of Capital, (v) to use its reasonable efforts to cause Capital to remain a limited life limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.

          (b) Enserch Preferred agrees that its obligations under this Agreement will also be for the benefit of the holders from time to time of Preferred Securities, and Enserch Preferred acknowledges and agrees that such holders will be entitled to enforce this Agreement directly against Enserch Preferred; provided, that no holder of Preferred Securities shall be entitled to institute any proceeding, judicial or otherwise, under this Agreement unless such proceeding has been brought by or with the consent of the holders of at least 25% of the outstanding Preferred Securities; and provided, further, that notwithstanding the immediately preceding proviso, the holder of any Preferred Security shall have the right to institute suit for the enforcement of any payment of principal or interest on the Loans.

          (c) Enserch Preferred agrees not to merge with or into another entity, or permit another entity to merge with or into it, and agrees not to sell, transfer or lease all or substantially all of its assets to another entity unless: (i) at such time no Event of Default hereunder has occurred and is continuing, or would occur as a result of such merger, sale, transfer or lease, and (ii) Enserch Preferred is the survivor of such merger or the entity to which Enserch Preferred's assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof, assumes all of Enserch Preferred's obligations under this Agreement and becomes the Class B Member.

          (d) Enserch Preferred shall not enter into any agreement or incur any indebtedness or obligation, except as contemplated by this Loan Agreement, the Guarantee Agreement, the Loan Guarantee Agreement, the Reloan Agreement, the Amended and Restated Limited Liability Company Agreement and the Underwriting Agreement among Capital and the underwriters named therein.

                                  ARTICLE VII.

                               EVENTS OF DEFAULT
                               -----------------

          Section 7.01.  Events of Default.  If one or more of the following
                         -----------------
events (each an "Event of Default") shall occur and be continuing:

          (a) default in the payment of interest on the Loans, including any Additional Interest in respect of the Loans, when due for 10 days (whether by virtue of the provisions described under Article IV hereof or otherwise); provided that a valid extension of the interest payment period by Enserch Preferred pursuant to Section 2.03 hereof shall not constitute a default in the payment of interest for this purpose; or

          (b)    default in the payment of principal on the Loans when due; or

          (c)    the dissolution, winding up or termination of Capital; or

          (d) the bankruptcy, insolvency or liquidation of ENSERCH or Enserch Preferred;

          (e) breach of any covenants contained herein continued for 30 days after notice to Enserch Preferred from Enserch Capital or the holders of 25% or more of the outstanding Preferred Securities; or

          (f)    an event of default shall have occurred under the Reloan
     Agreement;

then, in every such event, and at any time thereafter during the continuance of such event, Capital will have the right to declare the principal of and the interest on the Loans (including any Additional Interest and any interest subject to an extension of the interest payment period) and any other amounts payable on the Loans to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding. Enserch Preferred expressly acknowledges that under the terms of the Preferred Securities, the holders of the outstanding Preferred Securities shall have the right to appoint a trustee, which trustee shall be authorized to exercise Capital's creditor rights under this Agreement, and Enserch Preferred agrees to cooperate with such trustee.

                                 ARTICLE VIII.

                                 MISCELLANEOUS
                                 -------------

          Section 8.01.  Notices.  All notices hereunder shall be deemed given
                         -------
by a party hereto if in writing and delivered personally or by telegram or facsimile transmission or by registered or certified mail (return receipt requested) to the other party at the following address for such party (or at such other address as shall be specified by like notice):

     If to Capital, to:

          Enserch Capital L.L.C.
          c/o ENSERCH Corporation
          ENSERCH Center
          300 South St. Paul Street
          Dallas, Texas 75201
          Fax No.: (214) 573-3351

          Attention: Treasurer

     If to Enserch Preferred, to:

          Enserch Preferred Capital, Inc.
          c/o ENSERCH Corporation
          ENSERCH Center
          300 South St Paul Street
          Dallas, Texas 75201
          Fax No.: (214) 573-3351

          Attention: Treasurer

          Any notice given by mail or telegram or facsimile transmission shall be effective when received.

          Section 8.02.  Binding Effect.  Enserch Preferred shall have the right
                         --------------
at all times to assign any of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of ENSERCH; provided that, in the
                                                         -------- ----
event of any such assignment, Enserch Preferred shall remain jointly and severally liable for all such obligations. Capital may not assign any of its rights hereunder without the prior written consent of ENSERCH. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Enserch Preferred and Capital and their respective successors and assigns. This Agreement may not otherwise be assigned by Enserch Preferred or Capital.

          Section 8.03.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                         -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          Section 8.04.  Counterparts.  This Agreement may be executed in
                         ------------
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          Section 8.05.  Amendments.  This Agreement may be amended by mutual
                         ----------
consent of ENSERCH and of the parties hereto in the manner ENSERCH and the parties shall agree; provided that, so long as any of the Preferred Securities remain outstanding, no such amendment shall be made that adversely affects the holders of Preferred Securities, and no termination of this Agreement shall occur, and no Event of Default or compliance with any covenant under this Agreement may be waived by Capital, without the prior approval of the holders of at least 66-2/3% of the outstanding Preferred Securities, unless and until the Loans and all accrued and unpaid interest thereon (including Additional Interest, if any) shall have been paid in full.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                 ENSERCH PREFERRED CAPITAL, INC.


                                 By:_____________________________
                                    Name:
                                    Title:


                                 ENSERCH CAPITAL L.L.C.


                                 By: ENSERCH Corporation


                                 By:_____________________________
                                    Name:
                                    Title: